FOR IMMEDIATE RELEASE

August 14, 2012

Contact:	Jesus R. Adia
President and Chief Executive Officer
(718) 677-4414

Flatbush Federal Bancorp, Inc. Reports Earnings for Quarter Ended June 30, 2012

Brooklyn, NY – Flatbush Federal Bancorp, Inc. (the “Company”), (OTC Bulletin Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association (the “Association”), announced a consolidated net loss of $491,000 or $0.18 per share, for the quarter ended June 30, 2012 as compared to a consolidated net loss of $797,000, or $0.30 per share, for the same quarter in 2011.

The Company’s total assets at June 30, 2012 were $143.3 million compared to $142.7 million at December 31, 2011, an increase of $597,000 or 0.4%. Loans receivable decreased $7.8 million or 8.2%, to $87.4 million at June 30, 2012 from $95.2 million at December 31, 2011. Mortgage-backed securities increased $2.2 million or 10.3%, to $23.6 million at June 30, 2012 from $21.4 million at December 31, 2011. Investment securities totaled $4.3 million at June 30, 2012 and December 31, 2011. Cash and cash equivalents increased $2.8 million, or 31.8%, to $11.6 million at June 30, 2012 from $8.8 million at December 31, 2011.

Total deposits increased $2.6 million, or 2.3%, to $117.5 million at June 30, 2012 from $114.9 million at December 31, 2011. Borrowings from the Federal Home Loan Bank of New York (FHLB) decreased $4.7 million, or 46.5%, to $5.4 million at June 30, 2012 from $10.1 million at December 31, 2011.

Total stockholders’ equity increased $4.3 million, or 29.7%, to $18.8 million at June 30, 2012 from $14.6 million at December 31, 2011. The increase to stockholders’ equity primarily reflects net income of $4.1 million and a decrease of $123,000 of accumulated other comprehensive loss during the six months ended June 30, 2012.

On August 30, 2007, the Company approved a stock repurchase program and authorized the repurchase of up to 50,000 shares of the Company’s outstanding shares of common stock. Stock repurchases have been made from time to time and may be effected through open market purchases, block trades and in privately negotiated transactions. Repurchased stock is held as treasury stock and will be available for general corporate purposes. During the quarter ended June 30, 2012, the Company did not repurchase shares. As of June 30, 2012, a total of 12,750 shares have been repurchased at a weighted average price of $4.44.

INCOME INFORMATION – Three month periods ended June 30, 2012 and 2011

Net loss decreased by $306,000 to a net loss of $491,000 for the quarter ended June 30, 2012 compared to a net loss of $797,000 for the same quarter in 2011. The decrease in the quarter was primarily the result of decreases of $15,000 in interest expense on deposits and $19,000 in interest expense on borrowings from the FHLB and $1.5 million in the provision for loan loss partially offset by decreases of $235,000 in interest income and $34,000 in non-interest income, and an increase of $859,000 in non-interest expense and a decrease of $98,000 in income tax benefit. Non-interest expense increased $859,000 primarily due to an expense related to the proposed merger with Northfield Bancorp of $195,000 and consulting fees related to OCC compliance activities of $520,000.

INCOME INFORMATION – Six month periods ended June 30, 2012 and 2011

Net income increased by $4.9 million to net income of $4.1 million for the six months ended June 30, 2012 compared to a net loss of $761,000 for the same period in 2011. The increase in the period was primarily the result of a one-time, pre-tax gain on sale of property of $9.1 million as well as decreases of $37,000 in interest expense on deposits, $42,000 in interest expense on borrowings from the FHLB and $1.4 million in the provision for loan loss, partially offset by decreases of $443,000 in interest income and $38,000 in other non-interest income, and increases of $1.3 million in non-interest expense and $3.9 million in income tax expense. Non-interest expense increased $1.3 million primarily due to an expense related to the proposed merger with Northfield Bancorp of $586,000 and consulting fees related to OCC compliance activities of $555,000.

Other financial information is included in the table that follows. All information is unaudited.

As disclosed on March 31, 2012, the Company entered into an Agreement and Plan Merger with Northfield Bancorp, Inc., Northfield Bancorp, MHC and Northfield Bank. The merger is expected to close in the fourth quarter of 2012.

This press release may contain certain “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

	JUNE 30,	DECEMBER 31,
	2012	2011
	(in thousands)
Total Assets	$143,311	$142,714
Loans Receivable	87,356	95,162
Mortgage-backed Securities	23,577	21,401
Investment Securities	4,339	4,347
Deposits	117,530	114,923
Borrowings	5,393	10,082
Stockholders’ Equity	18,840	14,560

	AT OR FOR THE THREE		AT OR FOR THE SIX
	MONTHS ENDED JUNE 30,		MONTHS ENDED JUNE 30,
	2012	2011	2012	2011

Total Interest Income	$1,477	$1,712	$3,032	$3,474
Total Interest Expense	354	388	719	798
Net Interest Income	1,123	1,324	2,313	2,676
Provision for Loan Loss	67	1,564	265	1,703
Non-interest Income	63	96	9,193 *	159
Non-interest Expense	2,061	1,201	3,791	2,453
Income Tax (Benefit) expense	(451)	(548)	3,347	(560)
Net (loss) income	$(491)	$(797)	$4,103	$(761)

PERFORMANCE RATIOS

Return on Average Assets*	(1.35)%	(2.24)%	5.62%*	(1.06)%
Return on Average Equity*	(10.35)%	(20.36)%	42.71%*	(9.66)%
Interest Rate Spread	3.45%	4.00%	3.48%	3.95%

ASSET QUALITY RATIOS

Allowance for Loan Losses to
Total Loans Receivable	1.22%	2.99%	1.22%	2.99%
Non-performing Loans to Total Assets	5.72%	7.13%	5.72%	7.13%
Non-performing assets to Total Assets	6.51%	7.57%	6.51%	7.57%

CAPITAL RATIO
Association’s Core Tier 1 Capital to Adjusted
Total Assets	14.46%	11.55%

*Includes one-time pre-tax gain on sale of property of $9.1 million.